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                        ASSET SALE AND PURCHASE AGREEMENT

                                     between

                               EMAP PETERSEN, INC.

                                       and

                      GENERAL MEDIA AUTOMOTIVE GROUP, INC.

                          Dated as of February 9, 1999

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

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Section 1. Sale and Purchase of Assets; Closing...........................     2
      1.1   Sale and Purchase of Assets...................................     2
      1.2   Excluded Assets...............................................     4
      1.3   Assumption of Liabilities.....................................     4
      1.4   Closing.......................................................     6
      1.5   Purchase Price................................................     6
      1.6   Post Closing Adjustment.......................................     6

Section 2. Closing Conditions.............................................     8
      2.1   Conditions to Obligation of Buyer.............................     8
      2.2   Conditions to Obligation of Seller............................     9

Section 3. Representations and Warranties of Seller.......................    10
      3.1   Organization..................................................    10
      3.2   Authority; Consents and Approvals; No Violation...............    10
      3.3   Absence of Undisclosed Liabilities............................    11
      3.4   Purchased Assets..............................................    11
      3.5   Accounts Receivable...........................................    11
      3.6   Taxes.........................................................    12
      3.7   Compliance with Laws; Litigation..............................    12
      3.8   Brokerage.....................................................    12
      3.9   Employees.....................................................    12
      3.10  Seller Financial Statements, Changes Since Latest
            Balance Sheet.................................................    13
      3.11  Absence of Certain Developments...............................    13
      3.12  Environmental and Safety Matters..............................    15
      3.13  Contracts and Commitments.....................................    15
      3.14  Intellectual Property Rights..................................    17
      3.15  Affiliated Transactions.......................................    18
      3.16  Advertisers...................................................    18

Section 4. Representations and Warranties of the Buyer....................    19
      4.1   Organization..................................................    19
      4.2   Authority; Consents and Approvals; No Violation...............    19
      4.3   Broker........................................................    19

Section 5. Additional Agreements of Seller and Buyer......................    20
      5.1   Access to Properties and Records..............................    20
      5.2   Conduct of Business Pending the Closing.......................    20
      5.3   Further Transfers; Transition Assistance......................    20

      5.4   Discharge of Liabilities......................................    21
      5.5   Certain Payments..............................................    21

Section 6. Remedies for Breach of this Agreement..........................    21
      6.1   Survival of Representations and Warranties....................    21
      6.2   Indemnification Provisions for Benefit of the Buyer Group.....    21
      6.3   Indemnification Provisions for Benefit of Seller..............    22
      6.4   Matters Involving Third Parties...............................    22
      6.5   Limitations on Amount.........................................    23

Section 7. Covenant Not to Compete, Solicit ..............................    23

Section 8. Definitions....................................................    24

Section 9. Termination and Abandonment....................................    26
      9.1   Methods of Termination........................................    26
      9.2   Effect of Termination.........................................    27

Section 10. Miscellaneous Agreements......................................    27
      10.1  Good Faith Obligations........................................    27
      10.2  Confidentiality...............................................    27
      10.3  Expenses......................................................    28
      10.4  Additional Acts...............................................    28
      10.5  Extension, Waiver.............................................    28
      10.6  Notices.......................................................    28
      10.7  Employee Benefits.............................................    29
      10.8  Entire Agreement..............................................    30
      10.9  Execution in Counterparts.....................................    30
      10.10 Governing Law.................................................    30
      10.11 Right to Supplement Schedules.................................    30
      10.12 Construction and Interpretation...............................    30
      10.13 No Third Party Beneficiaries..................................    31
      10.14 Assignment....................................................    31

                                    Exhibits

Exhibit A - Form of Bill of Sale and Assignment

Exhibit B - Form of Trademark, Trade Name and Assumed Name Assignment

Exhibit C - Form of Assumption Agreement

                                    Schedules

Section No:              Caption
-----------              -------
1.1(a)(vii)              Included Assets Schedule
1.2(x)                   Excluded Assets Schedule
1.3(a)(vii)              Assumed Liabilities Schedule
1.3(b)(viii)             Excluded Liabilities Schedule
3.2                      Permits Schedule
3.3                      Liabilities Schedule
3.4                      Purchased Assets Schedule
3.5                      Accounts Receivable Schedule
3.6                      Taxes Schedule
3.7                      Litigation Schedule
3.11                     Developments Schedule
3.13                     Contracts Schedule
3.14                     Intellectual Property Schedule
3.15                     Affiliated Transactions Schedule
3.16                     Advertisers Schedule

                        ASSET SALE AND PURCHASE AGREEMENT

      THIS ASSET SALE AND PURCHASE AGREEMENT (this "Agreement") is dated as of the 9th day of February, 1999, between EMAP Petersen, Inc., a Delaware corporation ("Buyer"), and General Media Automotive Group, Inc., a New York corporation (the "Seller"). Capitalized terms not defined elsewhere in this Agreement are defined in Section 8 below.

      WHEREAS, Seller is the owner and publisher of the following four (4) magazines (the "Magazines") being purchased hereunder: Open Wheel Magazine, Four Wheeler Magazine, Drag Racing Monthly and Stock Car Racing Magazine; and

      WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the assets used in connection with the business of publishing, promoting and distributing the Magazines as such business is presently conducted and all matters incident and relevant thereto (collectively referred to as the "Business");

      NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, representations, warranties and covenants set forth herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

      Section 1. Sale and Purchase of Assets; Closing.

      1.1 Sale and Purchase of Assets.

      (a) Purchased Assets. On the terms and subject to the conditions contained in this Agreement, on the Closing Date, Buyer shall purchase from Seller, and Seller shall sell, convey, assign, transfer and deliver to Buyer, free and clear of all Liens (except for Permitted Liens), by bills of sale, assignments and other instruments, all of the Seller's right, title and interest in all assets, rights and properties of every kind and nature owned or leased by Seller as of the Closing Date and whether tangible, intangible, real or personal and wherever located and by whomever possessed that are used in connection with the Business, but excluding all Excluded Assets (collectively, the "Purchased Assets"), including without limitation, all of the following assets:

            (i) all rights existing under each contract, agreement or arrangement listed and expressly specified to be assumed by Buyer on the attached Contracts Schedule;

            (ii) all copyrights, trademarks, trade names and other intellectual property and all rights thereof including, without limitation, the trade names "Open Wheel Magazine", "Four Wheeler Magazine", "Drag Racing Monthly", "Stock Car Racing Magazine" and "Four Wheeler Television" (and all goodwill associated therewith) excluding all rights to the trademark and corporate name "General Media";


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            (iii) all subscription lists, owned mail lists, customer lists, advertiser lists, vendor lists, goodwill;

            (iv) all accounts receivable with respect to any Post-Closing Event;

            (v) all notes receivable, rights to payment, choses in action, claims against third parties;

            (vi) all leasehold interests;

            (vii) all computer equipment (both hardware and software), office equipment, other equipment, furniture, fixtures, inventory and supplies located at the Seller's offices at 3330 Ocean Park Boulevard, Santa Monica, California and at Seaport Industrial Park, 65 Parker Street, Newburyport, Massachusetts, and those set forth on the Included Assets Schedule;

            (viii) all claims, deposits, prepayments, warranties, guarantees, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature, other than those relating exclusively to Excluded Assets, Excluded Liabilities and Taxes;

            (ix) all authorizations, franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from federal, state or local governments or governmental agencies or other similar rights that are transferable to Buyer, including without limitation, those listed on the attached Permits Schedule; and all data and records pertaining thereto;

            (x) all insurance proceeds received after the Closing Date with respect to damage, non-conformance of or loss to the Purchased Assets;

            (xi) monthly profit and loss statements and monthly statistics since January 1, 1997, and all files, documents, lists, drawings, specifications, creative materials, advertising and promotional materials, studies, reports and other printed or written materials, Seller-owned film, negatives, editorial proofs and other editorial materials in Seller's possession, and all rights to issues of the Magazines with "on-sale" dates prior to the Closing Date (including all of Seller's rights to articles printed in such Magazines), except to the extent specifically excluded in Section 1.2;

            (xii) all rights associated with any web sites relating to the Magazines, including the right to use the domain names
      DRAGRACINGMONTHLY.COM, FOURWHEELER.COM, FULLSIZE4X4.COM, OPENWHEEL.COM, STOCKCARRACING.COM and SUPERSTOCK.COM in connection with such web sites; and


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            (xiii) all rights associated with the television program entitled
      "Four Wheeler".

      1.2 Excluded Assets. Notwithstanding the foregoing, the following assets are expressly excluded from the purchase and sale contemplated hereby (the "Excluded Assets") and, as such, are not included in the Purchased Assets:

            (i) cash on hand, in bank accounts and cash equivalents;

            (ii) Seller's rights under or pursuant to this Agreement;

            (iii) Seller's prepaid taxes or refunds from any taxing authority;

            (iv) any benefits from or rights to receive Seller's deferred income taxes;

            (v) any capital stock of Seller;

            (vi) corporate charter, minute books, stock books, tax returns, corporate seal and all corporate, accounting and financial records and ledgers, provided that Seller shall provide Buyer (upon Buyer's reasonable request) with copies of any of the foregoing relating to the Purchased Assets which Buyer may reasonably request;

            (vii) any right to receive mail and other communications addressed to Seller; provided that Seller shall provide Buyer with any mail and other communications relating exclusively to the Purchased Assets and copies of any mail relating in part to the Purchased Assets or the Business;

            (viii) all contracts, agreements and arrangements which are (A) listed on the Contracts Schedule as being retained by Seller or not assumed by Buyer, or (B) are not disclosed on the Contracts Schedule as being expressly assumed by Buyer;

            (ix) accounts receivable with respect to any Pre-Closing Event;

            (x) all other assets expressly listed on the attached Excluded Assets Schedule.

      1.3 Assumption of Liabilities.

(a) Assumed Liabilities. On the terms and subject to the conditions set forth in this Agreement (including paragraph (b) below), as additional consideration for the Purchased Assets, as of the Closing Date, Buyer shall assume and pay or perform only the following debts, liabilities and obligations of Seller (collectively, the "Assumed Liabilities"):


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

            (i) accounts payable incurred in the ordinary course of business with respect to any Post-Closing Event, the amount of which shall be set forth on the Closing Balance Sheet;

            (ii) all obligations of Seller to provide advertising in all issues of the Magazines having an "on-sale" date after the Closing Date, including those which have been prepaid by Advertiser customers (the amount of which prepaids shall be set forth on the Closing Balance Sheet);

            (iii) all obligations of Seller to provide advertising which Seller is obligated to provide without receiving payment for such advertisements (such as "make good" and "3 for 2" advertising programs) in an amount not exceeding $75,000;

            (iv) all obligations of Seller to provide by second class mail or otherwise issues of the Magazines with an "on-sale" date after the Closing Date to subscribers for the term of their subscriptions;

            (v) commissions earned in the sale of advertising to the extent arising from any Post-Closing Event;

            (vi) any obligations of Seller under contracts that are listed on the attached Contracts Schedule and which are expressly identified on such schedule as being assumed by Buyer; and

            (vii) other liabilities, as set forth and expressly identified to be assumed by Buyer on the attached Assumed Liabilities Schedule.

      (b) Excluded Liabilities. Notwithstanding the foregoing, Buyer shall not assume and shall not be deemed to have assumed or in any way become liable for any of Seller's debts, liabilities or obligations of any nature whatsoever (other than the Assumed Liabilities), whether accrued, absolute or contingent, whether known or unknown, whether due or to become due and whether related to the Business or the Purchased Assets, and regardless of when or by whom asserted (collectively, the "Excluded Liabilities") including, but not limited to, and without limiting the generality of the foregoing, the following:

            (i) any liability of Seller for Taxes;

            (ii) any liability of Seller for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby;

            (iii) any liability of Seller relating to the Excluded Assets;

            (iv) any liability relating to any Pre-Closing Event;


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

            (v) any obligations under employment contracts entered into by Seller prior to the Closing Date;

            (vi) any obligation arising in tort or for breach of contract occurring prior to the Closing Date and for obligations and liabilities now existing or hereafter arising from or relating to pending litigation listed on the attached Litigation Schedule;

            (vii) obligations to employees for accrued wages, earned commissions (other than commissions relating to any Post-Closing Event), accrued vacation, accrued sick days, accrued personal days and severance payments, bonuses and similar compensation liabilities (other than with respect to any employee who is hired by Buyer as of the Closing
            Date); and

            (viii) all other liabilities set forth on the attached Excluded Liabilities Schedule.

For purposes of this Section 1.3(b), "Seller" shall be deemed to include any predecessors to Seller and any Person with respect to which Seller is a successor in interest (including by operation of law, merger, liquidation, consolidation, assignment, assumption or otherwise).

      1.4 Closing. The closing (the "Closing") shall take place at the offices of Thelen Reid & Priest, 40 West 57th Street, New York, NY 10019, at 10:30 a.m. on February 19, 1999 (the "Closing Date") or on such other date as Buyer and Seller mutually agree.

      1.5 Purchase Price. The total purchase price (the "Purchase Price") to be paid by Buyer for the Purchased Assets shall be $35,000,000 (the "Closing Date Cash Payment"), plus assumption by Buyer of the Assumed Liabilities.

      1.6 Post Closing Adjustment.

      (a) There shall be a post-closing payment calculated and paid strictly in accordance with this Section 1.6.

      (b) Closing Balance Sheet. Within 60 days after the Closing Date, Seller shall prepare and deliver to Buyer a balance sheet of the Seller (without giving effect to the consummation of the transactions contemplated by this Agreement) as of the Closing Date (the "Closing Balance Sheet") prepared using accounting principles consistent with those used in preparing the Latest Balance Sheet, together with a calculation of the Net Working Capital as defined herein. Seller represents that the amount of the deferred subscription revenues reflected on the Closing Balance Sheet shall not be materially less than the amount of the deferred subscription revenues reflected on the Latest Balance Sheet.

      (c) Buyer's Objections to Seller's Closing Balance Sheet; Dispute Resolution. If Buyer objects to the Closing Balance Sheet and the calculation of Net Working Capital by Seller, Buyer


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

shall deliver to Seller, within twenty-five (25) business days of receipt of the Closing Balance Sheet, written notice of Buyer's objections thereto, which written notice shall specify the items disputed by Buyer in reasonable detail (a "Notice of Objection"); and if Buyer fails to deliver to Seller a Notice of Objection in such period Buyer will be deemed to have agreed to the Closing Balance Sheet prepared by the Seller and the Seller's calculation of Net Working Capital. If Buyer and Seller are unable to agree on the foregoing within thirty
(30) days of delivery of a Notice of Objection, Buyer and Seller shall select an accounting firm mutually acceptable to both of them to resolve any remaining objections. If Buyer and Seller are unable to agree on the choice of an accounting firm; they shall select a "big six" accounting firm (or any of their respective successors) by lot (after excluding their respective regular outside accounting firms). The accounting firm so selected (the "Accounting Firm") shall prepare a written report to the parties which shall address its resolution of the disputed items in accordance with this Section 1.6 and shall make any required adjustments to the Closing Balance Sheet and the calculation of Net Working Capital to reflect the resolution of all disputed items. The parties shall share the fees and expenses of the Accounting Firm as follows: the percentage of such fees and expenses to be paid by Buyer shall equal the portion of the contested amount of the Net Working Capital (as presented in the Notice of Objection) not awarded to Buyer divided by the full amount of the Net Working Capital contested by Buyer, and Seller shall pay the remainder. The Closing Balance Sheet and the Net Working Capital, as adjusted to reflect any changes agreed upon, or made by the Accounting Firm pursuant to this Section 1.6, shall be, for all purposes, conclusive, final, binding and non-appealable by the parties hereto.

      (d) Net Working Capital Adjustment. To the extent that the Net Working Capital is greater than $1,500,000, then, within five (5) days of the final determination of the Closing Balance Sheet pursuant to Section 1.6(c), the Buyer shall deliver to the Seller in immediately available funds an amount equal to such excess. To the extent that the Net Working Capital is less than $1,500,000, then, within five (5) days of the final determination of the Closing Balance Sheet pursuant to Section 1.6(c), the Seller shall deliver to the Buyer in immediately available funds an amount equal to such shortfall.

      1.7 Allocation of Purchase Price. Buyer and Seller agree that the fair market value of the Purchased Assets which constitute Class I, II and III Assets (as such terms are defined in Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder) shall be mutually agreed to by the parties. Buyer and Seller further agree that (i) all amounts payable under Section 1.5 hereof shall be allocated among the Purchased Assets in the manner required by Treasury Regulation section 1.1060-IT based on the fair market values mutually agreed to by the parties; (ii) such allocation shall be binding on Buyer and Seller for all federal, state and local tax purposes;
(iii) Buyer and Seller shall file with their respective federal income tax returns consistent IRS Forms 8594: Asset Acquisition Statement under Section 1060, including any required amendments or supplements thereto ("Form 8594"), which shall reflect such allocation; and (iv) Buyer shall prepare such Forms 8594 and shall deliver Seller's copy to Seller on or before the Closing Date so that Seller may file such form or any amendments or supplements thereto with its federal income Tax returns.


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

Seller also agrees to assist Buyer and provide Buyer with any information reasonably necessary for the completion of such Forms 8594 prior to Closing.

      Section 2. Closing Conditions.

      2.1 Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction of the following conditions as of the Closing:

      (a) Representations and Warranties, Performance of Covenants. The representations and warranties made by Seller set forth in Section 3 hereof shall be true and correct at and as of the Closing Date except to the extent stated to be true as of another date (in which case, they shall be true and correct as of such date), and Seller shall have performed in all material respects all of the covenants and agreements required to be performed by it pursuant to this Agreement on or prior to the Closing Date.

      (b) Opinion of Counsel to Seller. Buyer shall have received from Loeb & Loeb LLP, an opinion with respect to certain limited matters, addressed to Buyer, dated the Closing Date and in form and substance reasonably satisfactory to Buyer and Seller.

      (c) No Liens. Buyer shall have received from Seller releases of all Liens relating to the Purchased Assets (other than the Permitted Liens).

      (d) Third-Party Approvals. Any and all approvals and consents (including, without limitation, consents of the Seller's bondholders) which are necessary and if not obtained or maintained would have more than an immaterial effect on the consummation of the transactions contemplated herein or on Buyer's ownership of the Purchased Assets after the Closing Date, or which are required in order to prevent a breach of or default under, or a termination or modification of, or acceleration of the terms of, any material contract to be assumed by Buyer, shall have been obtained (in each case, in accordance with such terms thereof.)

      (e) Governmental Approvals. All filings, notices, licenses and other consents (collectively, the "Governmental Approvals") of, to or with, any governmental entity or any other Person (including, without limitation, approval pursuant to the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act")) which are required for, and if not obtained or maintained would have more than an immaterial effect on the consummation of the transactions contemplated by this Agreement or on Buyer's ownership of the Purchased Assets after the Closing Date, or which are required in order to prevent any breach of or default under or a right of termination or modification of any contract to which Seller is a party and to which any portion of the property of the Business is subject, shall have been duly made or obtained (in each case, in accordance with the terms thereof.)

      (f) Transfer Instruments. Seller shall have delivered to Buyer all appropriately executed instruments of sale, transfer, assignment, conveyance and delivery, assignments of leases, assignments and all other instruments of conveyance which are necessary to effect transfer to Buyer of the Purchased Assets (including without limitation the Bill of Sale and Assignment in substantially the form attached hereto as Exhibit A and the Trademark, Trade Name and Assumed Name Assignment in substantially the form attached hereto as Exhibit B), free and clear of all Liens, other than Permitted Liens (including assignment documents acceptable for recordation in the United States Patent and Trademark Office or the United States Copyright Office).

      (g) Corporate Governance Documents. Seller shall have delivered to Buyer certified copies of resolutions of Seller's board of directors authorizing and approving Seller's entering into this Agreement and the transactions contemplated hereby by Seller.

      (h) Proceedings. All corporate and other proceedings taken or required to be taken by the Seller in connection with the Seller Documents and the transactions contemplated thereunder to be consummated at or prior to the Closing shall have been taken and no action or proceeding shall be pending or threatened in writing which could reasonably be expected to prohibit the consummation of the transactions contemplated hereby.

      (i) Other Closing Documents. Seller shall have delivered to Buyer a certificate to the effect that the conditions specified in Sections 2.1(a) and 2.1(h) have been fully satisfied.

      2.2 Conditions to Obligation of Seller. The obligations of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction of the following conditions as of the Closing:

      (a) Representations and Warranties, Performance of Covenants. The representations and warranties made by Buyer and set forth in Section 4 hereof shall be true and correct at and as of the Closing Date, and Buyer shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement on or prior to the Closing Date.

      (b) Closing Payment. Buyer shall have delivered to Seller the Closing Date Cash Payment.

      (c) Assumption Documents. Buyer shall have executed and delivered to Seller any and all assumption documents (including without limitation the Assumption Agreement in substantially the form attached hereto as Exhibit C) required in connection with the Assumed Liabilities and the contracts being assigned to and assumed by Buyer hereunder, and such documents shall be in full force and effect as of the Closing Date.

      (d) Government Approval. All Governmental Approvals that are required (i) for, and if not obtained or maintained would have more than an immaterial effect on, the consummation of the transactions contemplated by this Agreement, including approval pursuant to the HSR Act and (ii) in order to prevent a breach of or default under or a right of termination or modification of any contract to which Seller is a party and to which any portion of the property of the Business is subject shall have been duly made or obtained.

      (e) Corporate Governance Documents. Buyer shall have delivered to Seller certified copies of resolutions of Buyer's sole managing member authorizing and approving Buyer's entering into this Agreement and the transactions contemplated hereby.

      (f) Proceedings. All corporate and other proceedings taken or required to be taken by the Buyer in connection with the Buyer Documents and the transactions contemplated thereunder to be consummated at or prior to the Closing shall have been taken and no action or proceeding shall be pending or threatened in writing which could reasonably be expected to prohibit the consummation of the transactions contemplated hereby.

      (g) Other Closing Documents. Buyer shall have delivered to Seller a certificate to the effect that the conditions specified in Sections 2.2(a) and 2.2(f) have been fully satisfied.

      Section 3. Representations and Warranties of Seller. To induce Buyer to enter into this Agreement and to consummate the transactions contemplated hereunder, Seller represents and warrants to Buyer as follows (unless otherwise stated in the following representations and warranties, all such representations and warranties are and shall be true and correct as of the date hereof and as of the Closing):

      3.1 Organization. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite corporate power and authority to own, lease and operate its properties, including the Purchased Assets, and to carry on its Business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, or if not so duly qualified, its failure to be so qualified will not have a material adverse effect on the Purchased Assets or the Business.

      3.2 Authority; Consents and Approvals; No Violation. Seller has the full corporate authority and legal right to execute and deliver this Agreement and all other agreements, instruments or other documents executed by Seller in connection herewith (the "Seller Documents"), to sell the Purchased Assets pursuant to this Agreement and otherwise to perform its obligations hereunder and under the other Seller Documents. The execution and delivery of this Agreement and the other Seller Documents has been duly authorized by Seller and no other proceeding or action on the part of Seller is necessary to authorize this Agreement, the sale of the Purchased Assets hereunder or the other transactions contemplated hereunder. This Agreement and each of the other Seller Documents has been (or upon Closing will be) validly executed and delivered by Seller and constitute binding obligations of Seller, except to the extent that the binding nature thereof may be subject to the limitations which might result from bankruptcy, insolvency, reorganization or other similar laws relating to creditors rights now or thereafter in effect, and except limitations on the remedy of specific performance and other forms of equitable relief. The execution and delivery of this Agreement and the other Seller


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

Documents, the sale of the Purchased Assets and the consummation of the other transactions and matters contemplated hereunder and thereunder do not and will not violate any provision of Seller's articles of incorporation or by laws. Except as set forth on the Permits Schedule, and other than those permits, authorizations, consents or approvals, which if not obtained would not cause other than an immaterial effect on the transactions contemplated hereunder, no permit, authorization, consent or approval of, or declaration or filing with any public body, agency, court or authority is necessary for the lawful, proper and valid consummation by Seller of the other transactions contemplated hereunder. The execution and delivery of this Agreement and the other Seller Documents, the sale of the Purchased Assets, and the consummation of the other transactions and matters contemplated hereunder and thereunder do not and will not violate any statute, rule or regulation, any order or decree of any public body, agency, court or authority by which Seller or any of its property, is bound, or violate, conflict with, result in a breach of or constitute (with or without due notice or lapse of time) a default under any agreement, license, contract, franchise, permit, indenture, lease, or other instrument to which Seller is a party, or by which it or any of the Purchased Assets is bound, except to the extent that any such event will not have a material adverse effect on the Business,

      3.3 Absence of Undisclosed Liabilities. Except as disclosed on the attached Liabilities Schedule, Seller has no known liability of any nature, fixed or contingent, not reflected in the Seller Financial Statements and notes thereto, except for liabilities incurred in the ordinary course of business since the date of the Latest Balance Sheet and other liabilities which individually and in the aggregate are not material in amount or nature. Since the date of the Latest Balance Sheet, Seller has continued to pay its expenses on a basis consistent with its prior practice.

      3.4 Purchased Assets. Except as set forth on the attached Purchased Assets Schedule, (x) all of the tangible Purchased Assets are in good working condition and repair, subject to normal wear and tear and (y) the Purchased Assets constitute all of the material assets that are necessary for the conduct of the Business as it has been conducted by the Seller prior to the date hereof. Except as set forth in the Seller Financial Statements or on the Purchased Assets Schedule, Seller has good and marketable title to all of the Purchased Assets, and all of the Purchased Assets are held free and clear of all tide defects or objections, mortgages, claims, liens, pledges, charges, security interests, co-ownership interests, or other encumbrances of any kind or character, except for certain lessors' interests (as set forth on the Purchased Assets Schedule), a lien for current taxes, assessments and governmental charges not yet due and payable. Other than pursuant to this Agreement, there are no existing options, rights, contracts, commitments, understandings, arrangements or executory agreements of any nature to which Seller is a party or by which it is bound, relating to the sale, delivery, lease (as lessor) or transfer of any of the Purchased Assets, except those that exist in the ordinary course of Seller's business.

      3.5 Accounts Receivable. Except as set forth on the attached Accounts Receivable Schedule, all accounts receivable reflected on the Latest Balance Sheet and all accounts receivable to be reflected on Seller's books and records as of the Closing Date (net of allowances for doubtful accounts as reflected thereon and as determined in accordance with Seller's customary accounting policies consistently applied) are or shall be valid receivables arising in the ordinary course of business, and are or shall be current, subject to no known valid counterclaims or set-offs, at the aggregate recorded amount therefor as shown on the Latest Balance Sheet and on Seller's books and records as of the Closing Date, as the case may be (net of allowances for doubtful accounts as reflected thereon and as determined in accordance with Seller's customary accounting policies consistently applied). On the Closing Date, no person will have any Lien on such receivables or any part thereof, other than liens reflected on the Latest Balance Sheet, or any liens or other matters disclosed on the Accounts Receivable Schedule and make good obligations arising in the ordinary course of business.

      3.6 Taxes. Except as set forth on the attached Taxes Schedule, Seller has filed all tax returns which are required to be filed and to its knowledge, paid all Taxes of any kind due and payable to (or claimed to be due and payable by) all federal, state, county, local, foreign or other taxing authorities, other than Taxes, if any, which are not yet due and are reflected as liabilities in the Seller Financial Statements or which have arisen as a result of ordinary and customary business operations since the date of the Seller Financial Statements. Except current obligations not yet due, to the knowledge of the Seller, all material Taxes and other material assessments and levies which Seller is or was required by law to withhold or collect have been duly withheld or collected and to the extent required have been paid over to the proper governmental authorities. "Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall, profits, environmental, customs, capital stock, franchise, employees' income withholding, foreign or domestic withholding, social securities, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative or add-on minimum or other similar tax, governmental fee, governmental assessment or governmental charge of any kind whatsoever, including any interest, penalties or additions to Tax.

      3.7 Compliance with Laws; Litigation. Except as disclosed on the attached Litigation Schedule, to the best of Seller's knowledge, the Business is not operated in violation of any applicable law, ordinance or regulation which violation or the consequences thereof may materially and adversely affect the ability of the Business to continue to operate as the Business currently is operated. Except as disclosed on the Litigation Schedule, no litigation or administrative or arbitration proceeding is pending or to the knowledge of the Seller has been threatened against Seller with respect to, or in any way affecting, the Business.

      3.8 Brokerage. Except for the obligation of General Media, Inc., to MB Asia Capital Corporation (which obligation the parties agree is an Excluded Liability), there are and shall be no valid claims for brokerage commissions, finders' fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which Seller is a party or to which Seller is subject.

      3.9 Employees. To the knowledge of the Seller, as of the Closing Date, no employee of Seller who is being employed by Buyer on the Closing Date (the names of which employees

Buyer shall communicate to Seller at least 5 business days prior to the Closing
Date) had any plans to terminate employment with Seller prior to the Closing Date. Seller has no material labor relations problems with the employees of Seller who are to be employed by Buyer on the Closing Date. Neither the Seller, nor, to Seller's knowledge, any of its employees to be employed by Buyer on the Closing Date are subject to any non-compete, nondisclosure, confidentiality, employment, consulting or other agreement or judgment, decree or order of any court or administrative agency, relating to, affecting or in conflict with the present business activities of Seller or such person's duties to Seller, except for agreements between Seller and its present and former employees. Seller has not received any notice in writing alleging that any violation of any such agreements has occurred.

      3.10 Seller Financial Statements, Changes Since Latest Balance Sheet. Seller has furnished to Buyer (x) the unaudited balance sheets of Seller as of December 31, 1995, December 31, 1996 and December 31, 1997 and the unaudited statements of income of Seller for the twelve month periods ended December 31, 1995, December 31, 1996 and December 31, 1997, and (y) the unaudited balance sheet of Seller as of September 30,1998, which balance sheet is dated October 31, 1998 (the "Latest Balance Sheet") and the unaudited statement of income for Seller for the nine month period ended September 30, 1998. Each of the foregoing financial statements (the "Seller Financial Statements") (including in all cases the notes thereto, if any) is consistent with the books and records of Seller (which, in turn, are accurate and complete in all material respects) and present fairly in all material respects the financial condition, results of operations and cash flows of Seller in accordance with GAAP applied on a consistent basis as of the dates and for the periods set forth therein, and in the case of the Latest Balance Sheet subject to the absence of footnote disclosures and subject to changes resulting from normal year-end adjustments for recurring accruals (none of which would, alone or in the aggregate, have a material adverse effect on the financial condition or operating results of Seller.) Since the date of the Latest Balance Sheet, there has not been, to the knowledge of Seller, any material adverse change in the financial condition or results of operations of Seller (other than changes occurring in the ordinary course of its business which, both individually and in the aggregate, have not been materially adverse).

      3.11 Absence of Certain Developments. Except as expressly contemplated by this Agreement or the transactions contemplated hereby or as set forth on the attached Developments Schedule, since the date of the Latest Balance Sheet, Seller has not:

      (a) borrowed any amount or incurred or become subject to any, material liabilities (in each case, with respect to the Business), except current liabilities incurred in the ordinary course of business consistent with past practice;

      (b) mortgaged or pledged any of its properties or assets or subjected them to any Lien, except for Permitted Liens;

      (c) sold, assigned, transferred, leased, licensed or otherwise encumbered any of its tangible assets, except in the ordinary course of business consistent with past practice, or canceled any material debts or claims;

      (d) sold, assigned, transferred, leased, licensed or otherwise encumbered any Intellectual Property Rights or other intangible assets, or to the knowledge of Seller, abandoned or permitted to lapse any Intellectual Property Rights;

      (e) with respect to any employees of Seller which Buyer notifies Seller that it intends to hire on the Closing Date, made or granted any bonus (other than stay bonuses to be paid by Seller at Closing) or any wage or salary increase (except as required by pre-existing contracts described on the attached Contracts Schedule or except in the case of ordinary course increases of not more than 10% in the aggregate with respect to any such employee) or made or granted any increase in any employee benefit plan or arrangement or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement except any such increase, amendment or termination effecting Seller's employees generally;

      (f) suffered any extraordinary losses or waived any rights of material value (whether ordinary course of business or consistent with past practice) in excess of $25,000 in aggregate;

      (g) made commitments for capital expenditures with respect to the Business in excess of $25,000 in the aggregate;

      (h) delayed or postponed the payment of any accounts payable or any other liability, or obligation or agreed or negotiated with any party to extend the payment date of any accounts payable or accelerated the collection of any accounts or notes receivable, except in the ordinary course of business;

      (i) suffered any damage, destruction or casualty loss with respect to the Business exceeding $25,000 in the aggregate, whether or not covered by insurance;

      (j) made any change in any method of accounting or accounting policies (including without limitation with respect to the collection of accounts receivable), other than those required by GAAP which have been disclosed in writing to Buyer;

      (k) entered into any agreement or arrangement prohibiting or restricting it from freely engaging in, or otherwise restricting the conduct of the Business;

      (l) entered into any contract other than in the ordinary course of business consistent with past practice, or materially changed any business practice;

      (m) delayed, postponed, canceled or modified the production and execution of any subscriber direct mail or renewal campaigns which Seller had initiated with respect to the Business; or

      (n) agreed, whether orally or in writing, to do any of the foregoing.

      3.12 Environmental and Safety Matters.

      (a) Seller has not received any written notice, report or information regarding any actual violation of Environmental and Safety Requirements or any liabilities relating to it or its facilities (in each case only with respect to the Purchased Assets) arising under Environmental and Safety Requirements.

      (b) To the knowledge of Seller, none of the following exists at any property or facility owned, occupied or operated by Seller in connection with the operation of the Purchased Assets: underground storage tanks; asbestos-containing material in any form or condition; materials or equipment containing polychlorinated biphenyls; or landfills, surface impoundments or other disposal areas.

      (c) Seller has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any hazardous substance or owned, occupied or operated any facility or property (and to the knowledge of the Seller, no such property or facility is contaminated by any such substance) (in each case only with respect to the operation of the Purchased Assets) in a manner that has given or could give rise to any liabilities (including any liability for response costs, corrective action costs, personal injury, natural resource damages, property damage or attorneys fees or any investigative, corrective or remedial obligations) pursuant to CERCLA or any other Environmental or Safety Requirements.

      (d) Seller has not, either expressly or to the knowledge of the Seller by operation of law, assumed or undertaken any liability or corrective, investigatory or remedial obligation of any other Person relating to any Environmental or Safety Requirements with respect to the Purchased Assets.

      (e) To the knowledge of the Seller, no environmental lien has been attached to any of the Purchased Assets.

      3.13 Contracts and Commitments.

      (a) Except as expressly contemplated by this Agreement or as set forth on the attached Contracts Schedule Seller is not a party to or bound by any of the following whether written or oral which relate to either an Assumed Liability or a Purchased Asset:

            (i) pension, profit sharing, stock option, employee stock purchase or other plan or arrangement providing for deferred or other compensation to employees or any other employee benefit plan, arrangement or practice, whether formal or informal;

            (ii) collective bargaining agreement or any other contract with any labor union, or severance agreements, programs, policies or arrangements;

            (iii) any written management agreement, contract for the employment of any officer, individual employee or other Person on a full-time, part-time, consulting or other basis providing annual cash or other compensation in excess of $25,000 annually or providing for the payment of any cash or other compensation or benefits upon the consummation of the transactions contemplated hereby;

            (iv) lease or agreement under which Seller is lessee of or holds or operates any property, real or personal, owned by any other Person, except for any lease of personal property under which the aggregate annual rental payments do not exceed $25,000;

            (v) lease or agreement under which Seller is lessor and which permits any third party to hold or operate any property, real or personal, owned or controlled by Seller;

            (vi) license or royalty agreements;

            (vii) nondisclosure or confidentiality agreements;

            (viii) local service agreements (including cleaning, guard service, lawn and snow removal) and maintenance agreements (including vehicle and equipment maintenance agreements) involving annual payments in excess of $25,000;

            (ix) contract or group of related contracts with the same party or group of affiliated parties for the purchase of raw materials, commodities, supplies, products, equipment or other personal property or for the receipt of services under which the undelivered balance of such products and services has a selling price in excess of $25,000;

            (x) contract or group of related contracts with the same party or group of affiliated parties for the sale of raw materials, commodities, supplies, products or other personal property or for the furnishing of services under which the undelivered balance of such products or services due from the Seller has a selling price in excess of $25,000;

            (xi) other contract or group of related contracts with the same party or group of affiliated parties continuing over a period of more than six months from the date or dates thereof, not terminable by Seller upon 30 days or less notice without penalty or involving more than $25,000;

            (xii) contract or group of related contracts requiring the payment of any fee, penalty or other amount by Seller in the event of any failure to perform or late performance of such contract or contracts by Seller;

            (xiii) contract relating to the marketing, sale, advertising or promotion of its products which requires payments in excess of $25,000 per year;

            (xiv) assignment, license (other than implied licenses to suppliers), indemnification or other agreement with respect to any intangible property (including any Intellectual Property Rights);

            (xv) broker, agent, sales representative, sales or distribution agreement or agreement relating to the export and/or import of any goods or equipment;

            (xvi) non-competition agreement prohibiting Seller from freely engaging in any business or competing anywhere in the world; or

            (xvii) other agreement which is material to its operation or involves an annual consideration in excess of $50,000, whether or not in the ordinary course of business.

      (b) To the knowledge of the Seller, all of the contracts, agreements and instruments set forth or required to be set forth on the attached Contracts Schedule to be assumed by Buyer are as against Seller valid, binding and enforceable in accordance with their respective terms. Except as set forth on the Contracts Schedule or as a result of the consummation of the transactions contemplated hereby, Seller, to its knowledge, has performed all material obligations required to be performed by it and is not in default under or in breach of nor in receipt of any claim of default or breach under any contract, agreement or instrument to which Seller is subject and which is to be assumed by Buyer; to the knowledge of Seller, no event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by Seller under any material contract, agreement or instrument to which Seller is subject and which is to be assumed by Buyer; and Seller has no knowledge of any breach or cancellation by the other parties to any material contract, agreement, instrument or commitment to which it is a party and which is to be assumed by Buyer.

      (c) Buyer's special counsel has been supplied with a true and correct copy of each of the written instruments, plans, contracts and agreements and an accurate description of each of the oral arrangements, contracts and agreements which are referred to on the attached Contracts Schedule and which is to be assumed by Buyer, together with all amendments, waivers or other changes thereto.

      3.14 Intellectual Property Rights.

      (a) The attached Intellectual Property Schedule contains a complete and accurate list of all (a) patented or registered Intellectual Property Rights owned or, to Seller's knowledge, used by Seller, and (b) pending patent applications and applications for other registrations of Intellectual Property Rights filed by or on behalf of Seller. The Intellectual Property Schedule also contains a complete and accurate list of all written licenses and other rights granted by Seller to any third party with respect to any Intellectual Property Rights and all written licenses and other rights granted by any third party to Seller with respect to any Intellectual Property Rights, in each case identifying the subject Intellectual Property Rights. Except as set forth on the Intellectual Property Schedule, no loss or expiration of any Intellectual Property Right is pending or, to the knowledge of the Seller, threatened. Seller has taken commercially reasonable steps to maintain and protect the Intellectual Property Rights which it owns and uses.

      (b) Except as set forth on the Intellectual Property Schedule, (i) there have been no claims made, or to the knowledge of the Seller, threatened against Seller asserting the invalidity, misuse or unenforceability of any of the material Intellectual Property Rights owned or used by Seller, and (ii) Seller has not received any notices of any infringement or misappropriation by, or conflict with, any third party with respect to any Intellectual Property Rights (including any demand or request that Seller license any rights from a third party).

      (c) To the knowledge of the Seller, the conduct of Seller's businesses has not infringed, misappropriated or conflicted with and does not infringe, misappropriate or conflict with any material Intellectual Property Rights of other Persons.

      (d) To the knowledge of the Seller, the transactions contemplated by this Agreement will have no material adverse effect on Seller's right, title or interest in and to the Intellectual Property Rights listed on the Intellectual Property Schedule and all of such Intellectual Property Rights shall be owned or available for use by Buyer in accordance with the terms of any lease, license or other right granted to Seller.

      3.15 Affiliated Transactions. Except as set forth on the attached Affiliated Transactions Schedule, no officer, director, shareholder, or Affiliate of Seller or, to Seller's knowledge, any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment or transaction with Seller or has any material interest in any material property used by Seller with respect to the Business (including any Intellectual Property Rights).

      3.16 Advertisers. Except as set forth on the attached Advertisers Schedule, Seller has not received any written notice from any material advertiser to the effect that such advertiser will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, purchasing advertising space from Seller (with respect to the Magazines) (whether as a result of the consummation of the transactions contemplated hereby, or otherwise). The Advertisers Schedule sets forth the top ten (10) advertisers (by dollar volume) with respect to the Magazines for the calendar years ended December 31, 1996, December 31, 1997 and December 31, 1998.

      Section 4. Representations and Warranties of the Buyer. To induce Seller to enter into this Agreement and to consummate the transactions contemplated hereunder, Buyer represents and warrants to Seller as follows (unless otherwise stated in the following representations and warranties, all such representations and warranties shall be true and correct as of the date hereof and as of the Closing and shall survive the Closing).

      4.1 Organization. Buyer is a Delaware corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary or if not so duly qualified, its failure to be so qualified will not have a material adverse effect on its business, operations or financial condition.

      4.2 Authority; Consents and Approvals; No Violation. Buyer has the full corporate power and authority to execute and deliver this Agreement and all other agreements, instruments or other documents executed by Buyer in connection with this Agreement (the "Buyer Documents") and to perform its obligation and consummate the transactions contemplated hereunder and thereunder. The execution and delivery of this Agreement and the other Buyer Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by Buyer, and no other corporate proceeding on the part of Buyer is necessary to authorize such agreements or such transactions. This Agreement and each of the other Buyer Documents has been (or upon Closing will be) duly and validly executed and delivered by Buyer and constitutes a valid and binding obligation of Buyer except to the extent that the binding nature thereof may be subject to the limitations which might result from bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights now or thereafter in effect, and except for the limitations on the remedy of specific performance and other forms of equitable relief. Except as set forth in item 2 of the Permits Schedule 3.2, no permit, authorization, consent or approval of any public body or authority within the United States is necessary for the consummation by Buyer of the transactions contemplated hereunder. The execution and delivery of this Agreement and the other Buyer Documents and the consummation of the transactions contemplated hereunder and thereunder, will not violate any provision of Buyer's Certificate of Incorporation or by-laws, any statute, rule or regulation, any order or decree of any public body or authority by which Buyer is bound or conflict with, result in a breach of or constitute (with or without due notice or lapse of time) a default under any license, franchise, permit, indenture, agreement or other instrument to which Buyer is a party, or by which it or any of its properties is bound, and which is material to the business of Buyer taken as a whole.

      4.3 Broker. Buyer has not engaged any agent, broker or other Person nor is any Person acting pursuant to the authority or on behalf of Buyer, who may be entitled to any commission, finder's or other fee in connection with this Agreement or the transactions contemplated hereunder.

      Section 5. Additional Agreements of Seller and Buyer. Seller and Buyer covenant and agree, as follows:

      5.1 Access to Properties and Records. Seller shall permit Buyer and its representatives (at Buyer's sole cost and expense), from and after the date of execution of this Agreement (including without limitation in connection with Buyer's review and analysis of the Closing Balance Sheet pursuant to Section 1.6 above), upon adequate notice to Seller, reasonable access during normal business hours to all of the properties, books, contracts, documents and records of Seller relating to the Business, and upon approval of Seller's chief financial officer, the opportunity to inspect, copy and question appropriate employees of Seller concerning such books and records, to meet with employees concerning their possible employment by Buyer and to otherwise continue to make reasonable investigation of Seller, the Business, and the Purchased Assets, and to obtain from Seller and its representatives any additional available financial statements of, and all reasonable information with respect to, the Business that Buyer or its representatives may request.

      5.2 Conduct of Business Pending the Closing. Until the Closing, Seller will preserve the business organization intact and will use reasonable efforts to retain all present key employees. Except as otherwise permitted or contemplated by this Agreement or as consented to by Buyer in writing, and to the extent within Seller's reasonable control, until the Closing Seller shall not take any of the actions set forth in Section 3.11 above, and the Business will otherwise be conducted only in the ordinary course and in continued compliance with all applicable laws, regulations and administrative orders of any state or municipality the noncompliance with which could, individually or in the aggregate, have a material adverse effect upon the Business. Furthermore, consistent with conducting the Business in accordance with good business judgment, Seller shall use commercially reasonable efforts to keep available to the Business the goodwill of suppliers, advertisers, customers and others having business relationships with the Business and Seller shall refrain from taking any action to dissuade any of the employees, agents, advertisers, customers, clients, representatives, distributors, creditors and suppliers of the Business from remaining associated with, or inducing any of the foregoing persons to terminate an association with Buyer or the Business, except to the extent that any of the foregoing will not be hired or engaged by the Buyer or are not included within the Purchased Assets.

      5.3 Further Transfers; Transition Assistance.

      (a) Seller and Buyer shall each execute and deliver such further instruments of conveyance and transfer and take such additional action as the other may reasonably request to effect, consummate, confirm or evidence the transfer to Buyer of the Purchased Assets, the assumption by Buyer of the Assumed Liabilities (including with respect to obtaining and maintaining all licenses, permits, authorizations, accreditations and consents necessary or desirable in connection with the conduct by Buyer of the Business), and Seller shall, at Buyer's expense, execute such reasonable documents as may be necessary to assist Buyer in preserving or perfecting its rights in the Purchased Assets and its ability to conduct the Business. Without limiting the generality of the foregoing, Seller and Buyer agree to cooperate with each other and to provide each other with all information and documentation reasonably necessary to permit the preparation and filing of all federal, state, local, and other tax returns with respect to the Business; provided that each party shall reimburse the other party, for such other party's reasonable out-of-pocket expenses in connection therewith. The Seller agrees that subsequent to the Closing it shall refer all customer inquiries with respect to the Business to Buyer.

      5.4 Discharge of Liabilities. Since the date of the Latest Balance Sheet, Seller has conducted (and Seller shall continue to conduct through the Closing
Date) the Business in a reasonable and prudent manner and shall pay all accounts payable and collect accounts receivable in the ordinary course of business, consistent with past practices. From and after the Closing, Seller shall pay all of Seller's debts, obligations and other liabilities existing as of the Closing Date (other than the Assumed Liabilities) in a manner consistent with the usual and ordinary course of Seller's Business as such existed immediately prior to the Closing and in accordance with past custom and practice.

      5.5 Certain Payments. Seller shall pay all sales and use Taxes resulting from the purchase and sale contemplated hereunder and Buyer shall pay all fees required to be paid by the parties hereto in connection with the filing under the HSR Act.

      Section 6. Remedies for Breach of this Agreement.

      6.1 Survival of Representations and Warranties. All of the representations and warranties of Buyer and Seller contained in this Agreement shall survive the Closing and continue in full force and effect for a period of twenty-four (24) months after the Closing and shall in no event be affected by any investigation, inquiry or examination made for or on behalf of Buyer, except that Section 3.1 [Organization], Section 3.2 [Authority; Consents and Approvals; No Violation], and Section 3.6 [Taxes] shall survive until the expiration of the applicable statute of limitations.

      6.2 Indemnification Provisions for Benefit of the Buyer Group. In addition to any other right or remedy available to the Buyer Group (as defined below) at law or in equity, the Seller and General Media, Inc. shall jointly and severally indemnify Buyer and its officers, employees and Affiliates (collectively, the "Buyer Group") against and hold them harmless from, and pay on behalf of or reimburse them as and when incurred for, any Adverse Consequences they may suffer, sustain or become subject to as the result of, arising out of, relating to, or caused by the breach or non-fulfillment by the Seller of any representation, warranty, covenant or agreement contained in this Agreement (including any obligation with respect to the Excluded Liabilities), any other Seller Document or any other instrument or document furnished to Buyer by Seller pursuant to any Seller Document. Notwithstanding anything to the contrary contained herein, the Seller shall not be required to indemnify the Buyer Group with respect to any Adverse Consequence to the extent arising from a breach of the representations or warranties contained in Section 3 hereof or any covenant or agreement of the Seller unless Buyer gives Seller written notice of such breach (x) prior to the expiration of twenty-four (24) months after the Closing Date, except that this clause (x) shall not apply to any breach of any representation or warranty made in Section 3.1 [Organization]; Section 3.2 [Authority; Consents and Approvals; No Violation]; and Section 3.6 [Taxes] hereof, and (y) prior to the expiration of the relevant time limit for initiating a claim or commencing a proceeding under the statute of limitations of the applicable law, in the case of any breach of any representation or warranty made in Section 3.1 [Organization]; Section 3.2 [Authority; Consents and Approvals; No Violation]; and Section 3.6 [Taxes] hereof.

      6.3 Indemnification Provisions for Benefit of Seller. In addition to any right and remedy available to the Seller Group (as defined below), Buyer shall indemnify Seller and its officers, employees and Affiliates (collectively, the "Seller Group") and hold it harmless against and pay on behalf of or reimburse it as and when incurred for, any Adverse Consequences they may suffer, sustain or become subject to as the result of, arising out of, relating to, or caused by a breach or nonfulfillment by Buyer of any representation, warranty, covenant or agreement contained in this Agreement, any Buyer Document or any certificate delivered to Seller by Buyer pursuant to any Buyer Document. Notwithstanding anything to the contrary contained herein, Buyer shall not be required to indemnify Seller with respect to any Adverse Consequence related to any breach of the representations or warranties contained in Section 4 hereof or any covenant or agreement of the Buyer unless Seller gives Buyer written notice of such breach prior to the expiration of twenty-four (24) months after the Closing Date.

      6.4 Matters Involving Third Parties.

      (a) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 6, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

      (b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim to the Indemnifying Party that the Indemnifying Party will indemnify the Indemnified Party in accordance with this Section 6, (ii) the Third Party Claim involves primarily money damages and does not seek an injunction or other equitable relief which would have a materially adverse effect on the Buyer and (iii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

      (c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 6.4(b) above, (i) the Indemnified Party may at its own expense retain separate co-counsel and participate in the defense of the Third Party Claim, (ii) the

Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be withheld unreasonably) and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be withheld unreasonably).

      (d) In the event any of the conditions in Section 6.4(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including attorneys' fees and expenses), and (iii) the Indemnifying Parties will remain responsible to the Indemnified Party in accordance with this Section 6.

      6.5 Limitations on Amount. Seller will have no liability pursuant to
Section 6.2 with respect to any breach or non-fulfillment of any representation, warranty, covenant or agreement until the total of all Adverse Consequences with respect to such matters exceeds $500,000 and in no event will the Seller be liable pursuant to Section 6.2 for the first $200,000 of Adverse Consequences or for any amount of Adverse Consequences in excess of $10,000,000 in the aggregate. Notwithstanding anything to the contrary contained herein, Seller's liability for Adverse Consequences relating to, or caused by, any of the Excluded Liabilities shall not be subject to any limitation on the maximum amount.

      Section 7. Covenant Not to Compete, Solicit.

      7.1 The Seller agrees that during the period beginning on the Closing Date and ending on the second anniversary of the Closing Date (the "Non-Competition Period"), each Seller Entity shall not, directly or indirectly, either for itself or for any other Person, permit its name to be used by or participate in the business of (i) publishing any periodical or other document identical or similar to the Magazines or any similar automotive magazine published by Buyer during the Non-Competition Period anywhere in the United States. For purposes of this Agreement, the term "participate" includes any direct or indirect interest in any enterprise, whether as an officer, director, employee, partner, sole proprietor, agent, representative, independent contractor, consultant, franchiser, franchisee, creditor, owner or otherwise; provided that the term "participate" shall not include ownership of less than 2% of the stock of a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market. The Seller agrees that this covenant is reasonable with respect to its duration, geographical area and scope.

       7.2 During the Non-Competition Period, Seller agrees that none of the Seller Entities shall (i) induce or attempt to induce any employee of Seller hired by Buyer in connection with this transaction to leave his or her employ, or in any way interfere with the relationship between

Buyer and any such employee, (ii) hire any person who was formerly an employee of the Seller and hired by the Buyer in connection with the transaction contemplated herein at any time during the Non-Competition Period without the express prior written consent of Buyer, which consent shall not be unreasonably refused or withheld or (iii) induce or attempt to induce any supplier, licensee, licensor, franchisee or other business relationship of Buyer acquired from Seller in connection with the transactions contemplated herein to cease doing business with it or in any way interfere with the relationship between Buyer and any such person or business relationship (including without limitation, making any negative statements or communications about Buyer, its Affiliates or its subsidiaries).

      7.3 The Seller hereby agrees and acknowledges that Buyer has protectable interests (in the form of trade secrets, strategy, customer lists, etc.) relating to the Business and that Buyer would suffer irreparable harm from a breach by any Seller Entity of any of the covenants or agreements contained in this Section 7. In the event of an alleged or threatened breach by any Seller Entity of any of the provisions of this Section 7, Buyer or its successors or assigns may, in addition to all other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof. Seller agrees that these restrictions are reasonable.

      7.4 Seller agrees that the covenants made in this Section 7 shall be construed as an agreement independent of any other provision of this Agreement and shall survive any order of a court of competent jurisdiction terminating any other provision of this Agreement.

      Section 8. Definitions. Wherever used in this Agreement the following terms and phrases have the following respective meanings:

      "Adverse Consequences" shall mean any and all damages, losses, claims, liabilities, costs and expenses (including, without limitation, accountant's, attorney's and third parties' fees).

      "Affiliate" shall mean, with respect to any Person, (i) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 5% or more of the stock having ordinary voting power in the election of directors of such Person, (ii) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person, and (iii) each of such Person's officers, directors, joint ventures and partners. For the purpose of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership or voting securities, by contract or otherwise.

      "Environmental Requirements" means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determination, all contractual obligations concerning pollution or protection of the environment, including without limitations all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or by-products, asbestos, polychlorinated biphenyl's, noise or radiation.

      "GAAP" means generally accepted accounting principles in the United States as then in effect.

      "Intellectual Property Rights" means all of the following which are owned by, or issued or licensed to Seller and which are used in the Business, together with all income, royalties, damages and payments thereunder due and payable after the Closing Date (including such damages and payments for present or future infringements or misappropriations thereof, the right to sue and recover for infringements or misappropriations thereof by third parties and any and all corresponding rights that, now or hereafter, may be secured throughout the world): patents, patent applications, and any reissue, continuation, continuation-in-part, revision, extension or reexamination thereof, trademarks, service marks, trade dress, logos and trade names, together with all goodwill associated therewith (including without limitation, the trademarks and trade names "Open Wheel Magazine", "Four Wheeler Magazine", "Drag Racing Monthly" and "Stock Car Racing Magazine", and all translations, adaptations, derivations and combinations of the foregoing and all logos related to the foregoing, copyrights and copyrighted works; mask works; and all registrations, applications and renewals for any of the foregoing; trade secrets and confidential and proprietary information (including ideas, formulae, recipes, compositions, know-how, related processes and techniques, research and development information, drawings, specifications, designs, plans, proposals and technical data and manuals) and computer software (including data and related documentation); together with all associated goodwill with respect thereto and all related books, records, drawings or other indicia, however evidenced, in each case including the items set forth on the attached Intellectual Property Schedule, excluding the corporate name and trademark "General Media" or any variation thereof.

      "Liens" means any mortgage, pledge, security, interest, encumbrance, lien or charge of any kind, including without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by statute or other laws, which secures the payment of a debt (including without limitation, any Tax) or the performance of an obligation.

      "Net Working Capital" means the amount by which current assets included within the Purchased Assets exceeds current liabilities included within the Assumed Liabilities (excluding for purposes of such determination, the amount of deferred subscription revenues with respect to the Magazines) reflected on the Closing Balance Sheet.

      "Permitted Liens" means (i) liens securing the obligations of Seller reflected as liabilities on the Closing Balance Sheet, to the extent not satisfied after such date, and expressly assumed by Buyer pursuant to Section 1.3(a) hereof, and (ii) other imperfections of title, restrictions or encumbrances, if any, which imperfections, restrictions or encumbrances, do not, individually or in the aggregate, impair the continued use and operation of the Purchased Assets and do not affect the merchantability of the title to the Purchased Assets and (iii) the licensor, franchiser or grantor rights under any lease, license or contract right.

      "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a Government Entity or any department, agency or political subdivision thereof.

      "Post-Closing Event" means the sale of any magazine, advertising or other product with respect to which the following occurs after the Closing Date:

            (i) the "on-sale" date of such issue of any of the Magazines;

            (ii) the "air" date of the broadcast of the television program "Four Wheeler"; or

            (iii) the "fulfillment" date with respect to such other product of the Seller.

      "Pre-Closing Event" means the sale of any magazine, advertising or other product with respect to which the following occurs on or before the Closing
Date:

            (i) the "on-sale" date of such issue of any of the Magazines;

            (ii) the "air" date of the broadcast of the television program "Four Wheeler"; or

            (iii) the "fulfillment" date with respect to such other product of the Seller.

      "Safety Requirements" means all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, and all contractual obligations concerning public health and safety and worker health and safety.

      "Seller Entities" shall mean the Seller and its direct and indirect parents.

      Section 9. Termination and Abandonment.

      9.1 Methods of Termination. This Agreement may be terminated and abandoned at any time prior to the Closing Date:

            (i) by mutual written consent of Seller and Buyer;

            (ii) by Seller, upon notice in writing to Buyer, if any of the conditions set forth in Section 2.2 hereof shall not have been met at Closing or compliance has not been waived in writing by Seller;

            (iii) by Buyer, upon notice in writing to Seller, if any of the conditions set forth in Section 2.1 hereof shall not have been met at Closing or compliance has not been waived in writing by Buyer; or

            (iv) by any party hereto if the transactions under this Agreement are not consummated by March 5, 1999 without default by either party;

provided, however, that the right to terminate this Agreement under this Section
9.1 shall not be available to a party if its failure to comply with and perform its agreements, covenants and undertakings contained herein has been the cause of, or resulted in, the failure of the closing to occur on or before the Closing Date.

      9.2 Effect of Termination.

      (a) If this Agreement is terminated by mutual consent or under circumstances where no party is liable to another with respect to such termination or matters upon which such termination is based, then each party shall bear its own costs and expenses with respect to this Agreement and the transactions contemplated hereby.

      (b) Notwithstanding anything else herein to the contrary, if this Agreement is terminated on account of the breach hereof by any party, all remedies, either under this Agreement or by law or otherwise afforded to any party which shall include specific performance, shall be cumulative and not alternative.

      Section 10. Miscellaneous Agreements.

      10.1 Good Faith Obligations. Buyer and Seller agree to proceed diligently, and in good faith to consummate the transactions contemplated hereunder and otherwise to cause the Closing to occur, and will use all reasonable efforts to take or cause to be taken all actions, and to do or cause to be done all things necessary, proper or advisable to cause the Closing to be consummated, provided, however, that neither Buyer nor Seller shall be obligated to waive any conditions to its obligations to close set forth in this Agreement.

      10.2 Confidentiality. Each of the parties to this Agreement shall keep the terms, provisions and conditions of this Agreement confidential and shall not disclose the same to any third parties except as may be required by law or except to such party's attorneys, accountants and other representatives. Notwithstanding the foregoing, after the Closing, either party may issue a press release and otherwise announce the transaction, provided that such party must receive prior consent (which consent shall not be unreasonably withheld) of the other party after giving such party a reasonable amount of time to review the proposed press release. The covenants of the parties under this Section 10.2 shall continue from the date of this Agreement and shall survive the Closing. Seller shall continue to maintain and keep confidential all financial information relating to Buyer which Buyer has provided to Seller. Buyer shall continue to maintain the confidentiality of any financial information concerning Seller. Buyer shall continue to maintain the confidentiality of any financial information concerning Seller.

      10.3 Expenses. Each party shall bear its own costs and expenses, including attorneys' and accountants' fees, in connection with the negotiation, due diligence investigation, documentation and consummation of the sale and purchase of the Purchased Assets and the other transactions contemplated by this Agreement.

      10.4 Additional Acts. In addition to the obligations required to be performed by the parties hereto under the other provisions of this Agreement, the parties agree to perform, without further consideration, such other acts and to execute, acknowledge and deliver such other instruments and documents, subsequent to the Closing, as may be reasonably required to carry out the provisions and purposes of this Agreement and to fully and properly transfer the Purchased Assets and the Assumed Liabilities and title thereto.

      10.5 Extension, Waiver. The parties hereto may extend the time for, or waive the performance of, any of the obligations of any other party hereto, waive any inaccuracies in the representations or warranties of any other party hereto, or waive compliance by any other party hereto with any of the covenants or conditions contained in this Agreement. However, any such extension or wavier shall be in writing and signed by all of the parties hereto. No such waiver shall operate or be construed as a waiver of any subsequent act or omission of any party hereto.

      10.6 Notices. Any notice to a party pursuant to this Agreement shall be given by one of the following means: (a) certified or registered United States mail, postage prepaid, (b) private courier or express service requesting evidence of receipt as a part of its service, or (c) by telescope, with a copy also to be given by first class United States mail, postage prepaid or by any means permitted under subparagraphs (a) or (b) of this Section 10.6. Notices shall be given to the parties at the following addresses:

       (a)   if to Seller:

             General Media, Inc.
             11 Penn Plaza
             New York, New York 10001
             Attention: Mr. Patrick Gavin
                        Executive Vice President & Chief Operating Officer
             Facsimile: 212-702-6276
             with a copy to:
             Laurence B. Sutter, Esq.
             Senior Vice President & General Counsel
             General Media, Inc.
             11 Penn Plaza
             New York, New York 10001
             Facsimile: 212-702-6274

             with a mandatory copy to:

             Thelen Reid & Priest LLP
             40 West 57th Street
             New York, New York 10019-4097
             Attention: Richard I. Solomon, Esq.
             Facsimile: 212-603-2001

       (b)   if to Buyer:

             EMAP Petersen, Inc.
             6420 Wilshire Boulevard
             Los Angeles, California 90048-5515
             Attention: Richard S Willis
                        Executive Vice President
             Facsimile: (323) 782-2526

             with a mandatory copy to:

             Kirkland & Ellis
             200 East Randolph
             Chicago, Illinois 60601
             Attention: John A. Weissenbach, Esq.
                        Michael L. Newquist, Esq.
             Facsimile: (312) 861-2200

      10.7 Employee Benefits. Buyer does not assume, and Seller agrees to be solely responsible for, any and all liabilities and obligations, including but not limited to obligations to give notice relating to health care continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended to employees of Seller who are not hired by the Buyer which relate to, arise out of, or are in connection with, this transaction or the events contemplated by this Agreement. Seller shall be obligated to and shall give in a timely manner all notices and take all action with respect to, the termination by Seller of any of its employees not hired by Buyer as of the Closing Date or termination of any employee benefit or retirement plan required by any law, statute, ordinance or regulation, or any employment agreement or policy, and Seller shall make any severance or other payment due with respect to or as a result of such termination to such employees.

      10.8 Entire Agreement. This Agreement (including the exhibits and schedules hereto) and the other Seller Documents and the other Buyer Documents constitute the entire agreement and understanding between the parties with respect to the subject matter hereof, and supersede any prior agreements and understandings relating to the subject matter hereof except that the Confidentiality Agreement dated November 4, 1998, between Petersen Companies, Inc. and General Media, Inc. shall remain in effect. This Agreement may be modified or amended only by a written instrument executed by all parties hereto. Notwithstanding the foregoing, in the event the Closing does not occur, any prior agreement with respect to confidentiality of information furnished by any party shall continue to be binding on all parties thereto.

      10.9 Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.

      10.10 Governing Law. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, INTERPRETATION AND ENFORCEABILITY OF THIS AGREEMENT AND THE EXHIBITS AND SCHEDULES HERETO, AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

      10.11 Right to Supplement Schedules. Each party hereto shall have the right to supplement or correct any schedule to this Agreement which relates to any representation, warranty or disclosure made by such party pursuant to this Agreement. Any such supplement or correction to a schedule shall be delivered to the other party hereto prior to the Closing, shall be accompanied by true and complete copies of all agreements, instruments or other documents or items referred to therein, shall be subject to the approval of the other party hereto and shall be subject to the other provisions of this Agreement with respect to such schedule.

      10.12 Construction and Interpretation. The Agreement is the result of negotiations between the parties and their legal counsel. and the terms and provisions hereof shall be interpreted and construed in accordance with their usual and customary meanings. The parties each waive the application of any rule of law which otherwise would be applicable in connection with the interpretation and construction of this Agreement that ambiguous or conflicting terms or provisions should be interpreted or construed against the party who, or whose attorney, prepared the executed agreement or any earlier draft of same. The headings of the paragraphs and sections of this Agreement are included for purposes of convenience only and shall not affect the construction or interpretation of any of its provisions.

      10.13 No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns, and nothing herein expressed or implied shall give or be caused to give any Person (other than the parties hereto and such successors and assigns) any legal or equitable rights hereunder.

      10.14 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including all successors and assigns in the event of a liquidation or dissolution of Seller), except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by either party without the prior written consent of the other party hereto.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                     GENERAL MEDIA AUTOMOTIVE GROUP, INC.

                                     By: /s/ Robert C. Guccione
                                        ----------------------------------------
                                        Robert C. Guccione
                                        Chairman


                                     EMAP PETERSEN, INC.

                                     By: /s/ Richard S. Willis
                                        ----------------------------------------
                                        Richard S. Willis
                                        Executive Vice President


For the Purposes of Section 6 only.

GENERAL MEDIA, INC.

By: /s/ Robert C. Guccione
   ----------------------------------
   Robert C. Guccione
   Chairman


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